As filed with the Securities and Exchange Commission February 26, 2001
File No.


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM SB-2
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                       DML SERVICES, INC.
     (Exact name of registrant as specified in its charter)

            Nevada                          88-0482413
(State or Other Jurisdiction of            (IRS Employer
Incorporation or Organization)         Identification No.)

                         299 Cannery Row
                      Monterey,  CA  93940
                         (831) 394-2670
(Address and telephone number of registrant's principal offices)

                    Michael Flores, President
                       DML Services, Inc.
                         299 Cannery Row
                      Monterey,  CA  93940
                         (831) 394-2670
    (Name, address and telephone number of agent for service)

                           Copies to:
                    Cletha A. Walstrand, Esq.
                  Lehman Walstrand & Associates
                   8 East Broadway, Suite 620
                 Salt Lake City, UT  84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415
under the Securities Act of 1933, check the following box:   [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
<PAGE >

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
Title of each class      Amount to be     Proposed offering      Proposed maximum     Amount of
of securities to         registered       price per share        aggregate offering   registration
be registered                                                    price                fee



Common Stock             600,000 shares   $0.50 per share        $300,000             $75.00

  The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

  Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion _____________, 2001

PROSPECTUS

               $75,000 Minimum / $300,000 Maximum
                       DML SERVICES, INC.
                          COMMON STOCK

     This is DML's initial public offering. We are offering a minimum of 150,000 shares and a maximum of 600,000 shares of common stock. The public offering price is $0.50 per share. No public market currently exists for our shares.

     See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds of the offering will be placed and held in an escrow account at Brighton Bank until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

_____________________________________________________________________________
               Price to Public      Commissions           Proceeds to Company

  Per Share    $0.50                    $-0-              $0.50

  Minimum      $75,000                  $-0-              $75,000
  Maximum      $300,000                 $-0-              $300,000
_____________________________________________________________________________



       The date of this Prospectus is -------------, 2001.

                       PROSPECTUS SUMMARY

About our company

     We were formed as a Nevada corporation on December 20, 2000 and operate under the name of Go Espresso. We are in the business of providing catering and food services. We are initially focusing servicing the California Monterey Peninsula area, with the intent to eventually expand our operations first in California and then other western states.

     We will be competing with a large number of catering and food service companies. The catering and food service industry is highly fragmented and competitive, with several national food service providers as well as a large number of smaller independent businesses serving local and regional markets.

     We have commenced only limited operations and are considered a development stage company. As of December 31, 2000 we realized a net loss of $6,572 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan. We intend to actively pursue contracts for providing food service for sports facilities, convention centers, and recreational events.

     Our principal executive offices are located at 299 Cannery
Row, Monterey, CA  93940.  Our telephone number is (831) 394-
2670.

About our offering

     We are offering a minimum of 150,000 and a maximum of 600,000 shares. Upon completion of the offering, we will have 3,370,000 shares outstanding if we sell the maximum number of shares. We will use the proceeds from the offering to pay existing debt, purchase equipment, and implement our marketing and advertising plan.

                          RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

     Although our management has past experience in the catering and hospitality industry, DML is a new business and investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the 11 day period ended December 31, 2000, we have had no revenue and a net loss of $6,572. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     If we do not raise money through this offering, it is unlikely we can continue operations. As of December 31, 2000, DML had a working capital deficit of $3,802. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business, identify new markets and sell our catering services. Although we started our planned operation in January 2001, we have not generated any meaningful revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.
These factors raise substantial doubt about our ability to continue as a going concern.

     If we are unable to retain existing or obtain new clients, our revenues and operations will be severely impaired. We must obtain new clients and extend or renew existing client contracts on favorable terms to be successful. If we do not succeed in contract negotiations, our revenues and results of operations will be adversely affected. Furthermore, providers of catering and food services often accept less favorable terms from their clients when negotiating the renewal of existing contracts.

     We operate in a very competitive business environment that could adversely affect our ability to obtain and maintain clients. The catering and food service industry is highly fragmented and competitive, with several national food service providers as well as a large number of smaller independent businesses serving local and regional markets. The majority of our competitors have greater financial and other resources than we do. Our competitors may also have a history of successful operations and an established reputation within the industry. Contracts in the catering and food service industry are generally gained or renewed through a competitive bidding process. Some of our competitors may be prepared to accept less favorable commission structures than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

     We depend entirely on our executive officers to implement our business and losing the services of any of our executive officers would adversely affect our business. DML is in the development stage and requires the services of our executive officers to become established. We have no employment agreements with our executive officers. If we lost the services of any of our executive officers, it is questionable we would be able to find a replacement and our business would be adversely affected.

     It is likely our stock will become subject to the Penny
Stock rules which impose significant restrictions on the Broker-
Dealers and may affect the resale of our stock.   A penny stock
is generally a stock that

     - is not listed on a national securities exchange or Nasdaq,

     - is listed in "pink sheets" or on the NASD OTC Bulletin Board,

     - has a price per share of less than $5.00 and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     - determination of the purchaser's investment suitability,

     - delivery of certain information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 3,370,000 shares outstanding, including 600,000 shares that are freely tradable and 2,770,000 shares that are restricted shares but may be sold under Rule 144 commencing in December 2001. If the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of December 31, 2000, we had a negative net tangible book value, which is the total tangible assets less total liabilities, of $(3,802), or approximately $(0.0013). The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after December 31, 2000, except the sale of the minimum and maximum number of shares offered.

                                           Assuming Minimum         Assuming Maximum
                                           Shares Sold              Shares Sold

Shares Outstanding                         2,920,000                3,370,000

Public offering proceeds                   $75,000                  $300,000
at $0.50 per share

Net tangible book value                    $(3,802)                 $(3,802)
before offering                            $(0.0013) per share      $(0.0013) per share

Pro forma net tangible                     $51,198                  $276,198
book value after offering                  $0.0223 per share        $0.0819 per share

Increase attributable to purchase of       $0.021 per share         $0.0806 per share
shares by new investors

Dilution per share to new investers        $0.4825                  $0.4181

Percent dilution                           96.5                     83.6

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2000:


                         Shares Owned         Total Consideration      Average Price
                         Number        %      Amount            %      Per Share

Present Shareholders
  Minimum Offering       2,770,000    95      $2,770            3      $.001
  Maximum Offering       2,770,000    83      $2,770            1      $.001


New Investors
  Minimum Offering       150,000       5      $75,000          97      $.50
  Maximum Offering       600,000      17      $300,000         99      $.50

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund DML, but will only own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $300,000 if the maximum offering is raised, compared to $2,770 contributed by current shareholders. Further, if the minimum is raised, investors will only own 5% of the total shares and if the maximum is raised, investors will only own 17% of the total shares.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $55,000 if the minimum and $280,000 if the maximum number of shares is sold.

     The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                        Assuming Sale of     Assuming Sale
                                   Minimum Offering     Maximum Offering


Total Proceeds                     $75,000                  $300,000
Less Estimated Offering Expenses    20,000                    20,000

Net Proceeds Available             $55,000                  $280,000

Use of Net Proceeds
     Pay off debt                   25,000                    25,000
     Equipment                      20,000                    50,000
     Working capital                10,000                    90,000
     Inventory                                                20,000
     Marketing                                                50,000
     Salaries                                                 45,000

TOTAL NET PROCEEDS                 $55,000                  $280,000

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

     Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

     The equipment we intend to purchase includes vehicles, espresso machines, carts, grinders, coffee equipment, tents, tables, umbrellas, refrigerators, freezers, bar-b-ques, hot boxes, microwaves and other miscellaneous cooking and catering equipment.

     If less than the entire offering is received, we will apply the proceeds according to the priorities outlined above.

     Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                   DETERMINATION OF OFFERING PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

                        DESCRIPTION OF BUSINESS

General

     We were formed as a Nevada corporation on December 20, 2000 and operate under the name of Go Espresso. We are in the business of providing catering and food services. We are initially focusing our service in the California Monterey
Peninsula area with the intent to eventually expand operations in California and adjoining states.

Our business

     We provide catering services for sports facilities, convention centers, and recreational events throughout the California Monterey Peninsula area. We provide food and beverages to tourists and spectators who come to the area for such events as the U.S. Open, AT&T Pro Am, major motor sport events at Laguna Seca Raceway, Blues Festivals, as well as high-end catering for wedding, corporate events and other functions.

     Over the years of owning and running a local deli, the Company's principals have established many long-standing relationships with potential clients. Management believes that a combination of these relationships, reputation as an innovative operator, and an experienced management team will enable us to maintain current and secure new contracts.

     According to the management's experience, catering businesses, unlike restaurants, don't tend to have a single average for food cost. Caterers sell volume food. Often they sell the same menu at a lower or higher price depending on the total number of guests. At present most on-premise caterers such as banquet facilities & clubs, run between 17% to 36% in their food costs. Off-premise caterers run higher at 22% to 41%. Unlike a restaurant that tends to sell the same items over and over with the same portion sizes, caterers tend to do the opposite.

     We will purchase equipment such as grills, washing tubs, thermal carriers, and other equipment identified in the use of proceeds section. We intend to rent front of the house equipment such as china, tables, and chairs when needed. We feel that using a combination of both owned and rented equipment is the best strategy for our current operations.

     Our strategy is to win and strengthen our position in the industry by selectively retaining existing contracts and actively adding new contracts by offering a quality, dependable service. We also intend to use an innovative approach to structuring client contracts, using our knowledge of the catering service industry.

     We will seek to assist certain of our clients in marketing their facilities. Management realizes that our revenues are directly affected by the number and quality of events attracted to these facilities. By building relationships with event sponsors we expect to facilitate referrals of recurring events.

Contracts

     Our contracts are generally gained and renewed though a competitive bidding process. We selectively bid on contracts to provide services at a variety of facilities. Privately negotiated transactions often do not require a written contract, especially with repeat customers. Contracts for publicly controlled facilities generally go through a request-for-proposal process. Successful bidding on contracts for such publicly controlled facilities often requires a long-term effort focused on building relationships in the community in which the venue is located.

     In December, the Company signed a formal one year contract with Pebble Beach Company, allowing the Company to provide its food and beverage services at the AT&T Pro Am, Concours d'Elegance, horse shows and other events held at Pebble Beach. The agreement requires DML to pay 30% of gross revenue at the end of the AT&T and Concours d'Elegance events and 15% of gross revenue at the end of each horse show or other event. The contract terminates on December 14, 2001. A similar formal one year contract is being negotiated with Laguna Seca, one of California's most famous race tracks.

Our service area and industry overview

     The catering and food services industry primarily consists of the supply of food and beverage services to a range of facilities in a variety of formats, service levels and price points. For the purposes of our business, these facilities fall into the following categories:

     * sports facilities, consisting of stadiums and arenas;

     * convention centers; and

     * other entertainment facilities, which include horse racing tracks, music amphitheaters, motor speedways, and national and state parks

     * weddings, corporate events, and private functions

     Management estimates that annual sales in these categories of the North American catering and food service industry, whether generated by the owner of the facility or outsourced to an organization like us, are currently more than $4.0 billion.

     There are risks associated with the service of food and
beverages to the public.  We may be affected by the general risks of the food industry, and particularly by:

     * consumer product liability claims;

     * the risk of product tampering;

     * evolving consumer preferences;

     * nutritional and health-related concerns

     * federal, state, and local food controls; and

     * the availability and expense of insurance

     Claims of illness or injury relating to food quality or handling are common in the food service industry and a number of these claims may exist at any given time. Food service providers can also be adversely affected by negative publicity resulting from food quality or handling claims at one or more facilities. Although we maintain insurance, the level of coverage presently in place may not be adequate and adequate coverage may not be available in the future. Any losses that we may suffer from future liability claims, including the successful assertion against us of one or a series of claims in excess of our insurance coverage, could affect our results of operations.

     Our main business is conducted in California, a state with a $1.2 trillion economy (1999 GSP) and a population of 34 million people. A large part of our business success depends on the number of visitors attending world-famous events held in Monterey County. In 1999 California's Travel and Tourism industry amounted to $68 billion, according to The Office of Economic Research.

     California received a total of 282 million "person trips" to and through the state in 1999. 227 million (80.5%) trips were made by residents of California, 45 million (16%) were made by U.S. resident out-of-state travelers, and 10 million (3.5% of total) by international travelers, according to an article "Tourism Research" in www.gocalif.gov/research/tlkngpts.html. The same article shows that of the total 272 million person trips by U.S. residents to and through California, 195.3 million (72%) were leisure travel, and the remaining 76.6 million (28%) were for business purposes. California's travel and tourism industry generated an estimated $67.9 billion in 1999, or 6% of the Gross State Product. County Visitor Volumes show that total number of visitors to Monterey County was 7.1 million in 1999, up from 6.6 million in 1998 and 5.9 million in 1998.

     Offering food and beverage services to the tourists visiting Monterey Peninsula should provide us with a great business opportunity, especially given that nearly one out of every eight dollars in travel spending is spent in California and on the average, each county earns approximately $1.1 billion in direct travel expenditures by visitors.

     The scenic beauty and rich cultural history of the Monterey Peninsula are continually celebrated in a multitude of yearly events and festivals. Several of Monterey's events are held outside and focus on the natural resources. Monterey's Blues Festival attracts thousands of people from across the nation. Pebble Beach and Laguna Raceway entice car buffs with several international auto shows and races, while history enthusiasts enjoy the many opportunities to participate in the events of historical significance. There are hometown celebrations of Pacific Grove, events that bring people together in a spirit of cooperation and good old-fashioned fun, and Pacific Grove's Good Old Days, where local police officers compete in a motorcycle race. We intend to provide catering services at each one of these events.

     Monterey has been known for its festivals since the early days of Spanish settlement, when fiestas were a common occurrence. Alvarado Street, in the historic district of Old Monterey, is perfectly designed for holding street festivals. Numerous times during the year the entire street is blocked off for celebrations. Among them is the Sidewalk Fine Arts Festival, when Alvarado Street becomes a huge gallery. This event is like a sidewalk sale for various painters, photographers, and other artists. We see it as a perfect opportunity to promote our food and beverages services and to capitalize on the large amount of the locals as well as city guests visiting the event.

     Carmel events tend to focus around food and the arts. The annual Masters of Food and Wine Festival at the Highlands Inn draws an international crowd each February. The Carmel Bach Festival, held in July and August, is also world-renowned and has been well attended for more than 60 years. Each year the Carmel Music Society hosts a series of concerts featuring internationally acclaimed pianists, vocalists, violinists, and ensembles who perform classical compositions.

     Pebble Beach has its share of events, too, with the Concours d'Elegance classic car show, the widely acclaimed AT&T Pro Am golf tournament, and horse-jumping events at the Pebble Beach Equestrian Center. The AT&T is one of the largest events on the Peninsula, bringing in thousands of out-of-towners who love golf and hobnobbing with pro golfers and celebrities like local resident Clint Eastwood. The Company has finalized a contract with the Pebble Beach Association to provide catering services at these and other events held there.

Marketing and advertising

     We currently have one employee who develops and implements our advertising strategies, including identifying strategic accounts and developing presentations and promotional materials. Additionally, this person is responsible for soliciting advertising contracts. We intend to increase the size of our sales force as our sales and revenues increase.

     Our marketing strategy is directed towards the local community. We will work to establish a local market niche for each of our services by advertising in local newspapers and radio. We will work to increase the public's awareness of our name and our services. Special events will be served from which name affiliation and public familiarity with our services and products can be achieved. We intend to banner and billboard our booths, kiosks, equipment and vehicles so that our name is easily visible. We also intend to advertise in the yellow pages.

     We intend to optimize advertising dollars spent on radio by purchasing air time from those radio stations whose demographics most closely resemble our clientele. We will contact account executives from various local stations and request proposals and statistics regarding their station's listeners and advertising packages.

Competition

     The catering and food services industry is highly fragmented and competitive, with a large number of smaller independent businesses serving local and regional markets and /or competing in distinct areas. On a national level we compete with ARAMARK, Delaware North Corporation, Ogden Corporation, Fine Host Corporation and Levy Restaurants. We also face competition from regional and local service providers, some of which are better established within the geographical region. Our local competition includes Pacific Coast Catering, Kathleen's Catering, A Moveable Feast, Nana Rosa Gourmet Deli Catering and others.

     Existing or potential clients may also elect to self operate their food services, thus eliminating the opportunity for us to compete for the account. Some of our competitors may be prepared to accept less favorable commission or management fee structures than us when bidding for contracts. A number of our competitors have substantially greater financial and other resources than us.

     There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.

     We have yet to establish our reputation and develop name recognition. We intend to become competitive by offering better service and prices than our competitors.

Governmental Regulation

     Our operations are subject to various governmental regulations, such as those governing:

     * the service of food and alcoholic beverages;

     * minimum wage regulations;

     * employment;

     * environmental protection; and

     * human health and safety.

     In addition, federal, state, and local authorities periodically inspect our facilities and products. Although we intend to comply with all applicable laws and regulations, we cannot assure you that we are in compliance or that we will be able to comply with any future laws and regulations. Additional federal or state legislation, or changes in regulatory implementation, may limit our activities in the future or significantly increase the cost of regulatory compliance. If we fail to comply with applicable laws and regulations, criminal sanctions or civil remedies, including fines, injunctions, recalls, or seizures, could be imposed on us. This could have a material adverse effect on our results of operations.

     The United States Food and Drug Administration may regulate and inspect our kitchens. Every commercial kitchen in the United States must meet the FDA's minimum standards relating to the handling, preparation and delivery of food, including requirements relating to the temperature of food and the cleanliness of the kitchen and the hygiene of its personnel. We must also comply with state, local and federal laws regarding the disposition of property and leftover foodstuffs. We cannot assure you that we are in compliance with all applicable laws and regulations or that we will be able to comply with any future laws and regulations. Furthermore, additional or amended regulations by the FDA may limit our activities in the future, or significantly increase the cost of compliance.

     We may serve alcoholic beverages at many facilities, and will have to comply with the "dram-shop" statutes of the states in which we serve alcoholic beverages. "Dram-shop" statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of law. In most states, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. Although we intend to sponsor regular training programs in cooperation with state authorities to minimize the likelihood of this, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. We also maintain general liability insurance, which we will include liquor liability coverage at such time as we may need it. However, we cannot guarantee you that this insurance will be adequate to cover any potential liability or that this insurance will continue to be available on commercially acceptable terms. A large uninsured damage award could have a material adverse impact on our results of operations.

     We will also have to obtain and comply with the terms of licenses in order to sell alcoholic beverages in the states in which we will want serve alcoholic beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits would interrupt or terminate our ability to serve alcoholic beverages at these locations and, if a significant number of locations were affected, could have a material adverse effect on our revenues or results of operations. Some of our contracts may require us to pay liquidated damages during any period in which our liquor license for the facility is suspended, and some contracts may be subject to termination if we lose our liquor license for the facility. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance.

Employees

     We currently have four full time and 25 part time employees. Our officers and directors devote full time to our business. In addition we have one other full time employee. Our part time employees are hired to work our events. At present, we do not intend to hire additional full time employees until such time as our operations require.

Facilities

     Our principal address is 299 Cannery Row, Monterey, CA, 93940. Our president provides this office space at no cost to us and will continue this arrangement until such time as we generate sufficient revenue to pay going rental rates. When providing services, our client facilities are owned or leased by our clients and our contracts generally permit us to use certain areas within the facility to perform our administrative functions and fulfill our warehousing needs, as well as provide the food and beverage services.

Legal proceedings

     Our company is not a party in to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against DML have been threatened.

                        PLAN OF OPERATION

     We commenced our current operations in December 2000 by obtaining our first catering and food service contract. As of the date of this prospectus, we have entered one significant contract with the Pebble Beach Company. We are in the process of negotiating a similar contract with Laguna Seca Raceway. We intend to pursue contracts for our catering and food service to generate revenues.

     We catered one event in January 2001 that resulted in approximately $1,400 in revenue. To date we have not relied on revenue to fund our activities and we cannot predict when revenue will be sufficient to cover expenses and generate any profit.

     Should we receive the minimum offering of $75,000, we will realize net proceeds of $55,000. This amount will enable us to pay off our existing debt, purchase necessary equipment, and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $280,000. This amount will enable us to implement our marketing and advertising plan, increase our inventory and pay salaries. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

     If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to market our products and services. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

                           MANAGEMENT

     Our business will be managed by our officers and directors.

Name             Age  Position                           Since

Michael Flores   37   President and Director             December 2000

Deborah Flores   28   Secretary, Treasurer and Director  December 2000

Lloyd J. Brewer  30   Vice President and Director        December 2000


     The following is a brief biography of our officers and directors.

     Michael Flores.   Mr. Flores has been an owner-operator of
Michael's Cannery Row Deli from October 1990 to the present. He is experienced in all aspects of running a deli, including budgeting, purchasing, accounting, marketing and day to day operations.

     Deborah Flores. Mrs. Flores is Michael Flores' wife. She has been involved with Michael's Cannery Row Deli since 1993. From January 1996 to August 1996, Mrs. Flores was employed part time at Bellinger, Foster & Steinmentz, landscape architects, where she received hands-on experience in bookkeeping, payroll, and customer services. From November 1996 to October 1997, Mrs. Flores was employed part time for Household Credit Services where she conducted job efficiency research. Since October 1997, Mrs. Flores has dedicated full time working at the deli and learning about catering opportunities in the local area.

     Lloyd J. Brewer. Mr. Brewer worked for Baker's Square Family Restaurants as a general manager from March 1995 through January 1996. From January 1996 to March 1997, he worked for the Salvation Army, mostly as a volunteer. From March 1997 through April 1998, Mr. Brewer worked as a waiter at the Santa Barbara Grill and then as a caterer at Michael's Cannery Row Deli. Mr. Brewer worked as a waiter at the Monterey Plaza Hotel and Spa from October 1998 until April 1999. Since April 1999, Mr. Brewer has been employed by Michael's Cannery Row Deli.

                          COMPENSATION

     None of our executive officers were paid any compensation during the 11 days between the date of incorporation on December 20, 2000 and the end of 2000. DML does not have employment contracts with its executive officers, but has agreed to pay Michael Flores, Deborah Flores and Lloyd J. Brewer $60,000 each for their services in 2001. The officers will defer their salaries until such time as we generate sufficient revenue to pay the identified salary.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Michael and Deborah Flores are husband and wife.

     During our development stage, we entered an agreement with Michael Flores to provide consulting services for which we paid
$2,500.

     We borrowed $24,000 from Great Expectations Family
Partnership, an entity controlled by Gary McAdam who also controls GM/CM Family Partners, Ltd., one of our shareholders.
The terms of the note are 12 percent per annum and payment of the note is due in principal and accrued interest from the proceeds of this offering or December 22, 2001, whichever is first.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 150,000 shares should we sell the minimum amount and 600,000 should we sell maximum number of shares.

The table includes:
  * each person known to us to be the beneficial owner of more than five percent of the outstanding shares
  * each director of DML
  * each named executive officer of DML

 Name & Address                   # of        % Before     % After     % After
                                 Shares       Offering     Minimum     Maximum
                              Beneficially
                                 Owned

Michael Flores (1)(2)        2,510,000          90.6          86         74.5
735 Fillmore St.
Monterey,  CA
93940

Deborah Flores(1)(2)         2,510,000          90.6          86         74.5
735 Fillmore St.
Monterey,  CA
93940

Lloyd J. Brewer(1)              10,000          0.36         0.34        0.29
299 Cannery Row
Monterey,  CA
93940

All directors and executive
officers as a group (3       2,520,000           91           86         74.7
people)

     (1)  Officer and/or director.

     (2) Michael and Deborah Flores are husband and wife and are considered to have beneficial ownership over the shares held in the name of each person. Mr. Flores holds 2,500,000 shares in his name individually and Mrs. Flores holds 10,000 shares in her name individually.

                  DESCRIPTION OF THE SECURITIES

Common Stock

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,770,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

     Interwest Transfer Company, Inc., 1981 East 4800 South, Salt
Lake City, Utah  84124, is our transfer agent.

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 2,770,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 150,000 shares will be freely tradable if the minimum is sold and 600,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 2,770,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.
A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have five shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

     Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                      PLAN OF DISTRIBUTION

     We are offering a minimum of 150,000 shares and a maximum of 600,000 shares on a best efforts basis directly to the public through our officers and directors. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of DML Services, Inc.

     Until the minimum 150,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Brighton Bank, 311 South State Street, Salt Lake City, UT 84111. In the event that 150,000 shares are not sold during the 90 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 150,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

     Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                          LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for DML by Lehman
Walstrand & Associates, Salt Lake City, Utah.

                             EXPERTS

     The financial statements of DML as of December 31, 2000, appearing in this prospectus and registration statement have been audited by Hawkins Accounting, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Hawkins Accounting as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to DML Services, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                       DML SERVICES, INC.
                  [A Development Stage Company]




                             CONTENTS

                                                               PAGE

   - Independent Auditors' Report                               19


   - Balance Sheet, December 31, 2000                           20


   - Statement of Operations, for the period from
       inception on December 20, 2000 through
       December 31, 2000                                        21


   - Statement of Stockholders' Equity, for the period
       from inception on December 20, 2000 through
       December 31, 2000                                        22


   - Statement of Cash Flows, for the period from
       inception on December 20, 2000 through
       December 31, 2000                                        23


   - Notes to Financial Statements                              24

To the Board of Directors and Shareholders
DML Services, Inc.
Monterey, California

                                     Independent Auditor's Report

I  have  audited  the  balance sheet of  DML  Services,  Inc.  (a development stage company) as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows from date of inception to year end December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of DML Services, Inc as of December 31, 2000, the results of operations the cash flows and the cumulative results of operations and cumulative cash flows for the year then ended in conformity with generally accepted accounting principles.

Deficit accumulated during the Company's development stage is $6,572.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 5 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


/s/ Hawkins Accounting




January 19, 2001

                       DML SERVICES, INC.
                  (A Development Stage Company)
                          BALANCE SHEET
                        DECEMBER 31, 2000


ASSETS

     Current assets
           Cash in bank                                   $23,270


         Total assets                                     $23,270


LIABILITIES AND SHAREHOLDERS' EQUITY


      Current liabilities
           Accounts payable                               $ 3,000
           Accrued interest                                    72
           Note payable                                    24,000
               Total current liabilities                   27,072


Shareholders' equity
     Common stock, 50,000,000 shares authorized
     At a par value of $.001                                2,770
     Retained earnings                                     (6,572)
            Total shareholders' equity                     (3,802)

            Total liabilities and shareholders' equity    $23,270


The accompanying notes are integral part of these financial statements

                        DML SERVICES, INC
                  (A Development Stage Company)
                     STATEMENT OF OPERATIONS
            FROM DATE INCEPTION TO DECEMBER 31, 2000

Income                                       $      0

Cost of sales                                       0

Gross profit                                        0

Expenses
    Accounting                                  4,000
    Consulting fees                             2,500
           Total expenses                       6,500

        Income (loss) from operations          (6,500)

Other income (expenses)
    Interest                                      (72)

           Net loss                          $ (6,572)

Net loss per common
    share                                    $  (0.01)

Weighted average of shares outstanding       2,770,000


The accompanying notes are an integral part of these financial statements

                       DML SERVICES, INC.
                  (A Development Stage Company)
                STATEMENT OF STOCKHOLDERS' EQUITY
            FROM DATE INCEPTION TO DECEMBER 31, 2000


                                                      Paid in         Retained
    Date                  Shares          Amount       Capital        Earnings      Total
 December 21, 2000        2,500,000       $ 2,500     $      0       $              $ 2,500
 December 21, 2000           10,000            10                                        10
 December 21, 2000           10,000            10                                        10
 December 21, 2000          125,000           125                                       125
 December 21, 2000          125,000           125                                       125
Net loss                                                              (6,572)        (6,572)
                          _________       ________    ________       ________       _______
                          2,770,000       $ 2,770     $      0       $(6,572)       $(3,802)


The accompanying notes are an integral part of these financial statements

DML SERVICES, INC.
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS
           FROM DATE OF INCEPTION TO DECEMBER 31, 2000



CASH FLOWS FROM
    OPERATING ACTIVITIES
    Net income                                           $    (6,572)
    Adjustments to reconcile net income
       to net cash provided by operating activities
       Increase in accounts payable                            3,000
       Increase in accrued interest                               72
NET CASH PROVIDED BY OPERATING ACTIVITIES                     (3,500)

INVESTING ACTIVITIES                                               0

FINANCING ACTIVITIES
    Sale of common stock                                       2,770
    Proceeds from short term borrowings                       24,000
NET CASH REALIZED FROM FINANCING ACTIVITIES                   26,770

INCREASE IN CASH AND CASH EQUIVALENTS                    $    23,270


The accompanying notes are an integral part of these financial statements

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of the business - DML Services, Inc (the
          "Company is in the business of providing catering services and outside vending services for special events.

          Development Stage Company - The Company is a development stage company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in organizational matters, and at the end of the year had not commenced operations.

          Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash and cash equivalents - For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Property and equipment - Property and equipment are recorded at cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation is provided using the straight-line method, over the useful lives of the assets.

          Income taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting.
          The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

NOTE 2:  BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on December 20, 2000. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. The company was a sole proprietorship prior to incorporation and operations are expected to commence in January 2001.

NOTE 3:   RELATED PARTY TRANSACTIONS

          The Company entered into an agreement with one of the founders to provide consulting services for the Company during its development stage. During the period from inception to year ending December 31, 2000 a total of $2,500 was paid to this stockholder.

NOTE 4:   INCOME TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $1,008 resulting from a net operating loss before income taxes, and a deferred tax expense of $1,008 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2020.

          The valuation allowance will be evaluated at the end of the development stage considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE 5:   NOTE PAYABLE

          The Company entered into an agreement to borrow $24,000 from one the founders. The terms of the note are 12 percent per annum. Payment of the note is due in principal and accrued interest from the proceeds of the Company's proposed IPO or on December 22, 2001, whichever is first.

NOTE 6:   GOING CONCERN

          From the date of inception to December 31, 2000, the Company has yet to commence actual operations and receiving revenue, and, has net losses from operating activities, which raise substantial doubt about its ability to continue as a going concern.

          The Company is expected to commence operations in the first quarter of 2001 and has already received contracts for outside vending events. Further, the Company is planning to file with the Securities and Exchange Commission a SB-2 in order to raise money from investors. The anticipated initial public offering is to be $300,000.

          The Company's ability to continue as a going concern is dependent upon a successful public offering and ultimately achieving profitable operations.

          There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

====================================================  =======================
Until _____________, 2001, all dealers that effect
transactions in these securities, whether or not
participating in this offering,may be required to
deliver a prospectus.  This is in addition to the           $75,000 Minimum
dealers'obligation to deliver a prospectus when
acting as underwriters and with respect to their            $300,000 Maximum
unsold allotments or subscriptions.

-------------------
TABLE OF CONTENTS
-------------------
Prospectus Summary                                2        DML Services, Inc.
Risk Factors                                      2
Forward-Looking Statements                        4
Dilution and Comparative Data                     4
Use of Proceeds                                   5
Determination of Offering Price                   6
Description of Business                           6    150,000 Shares Minimum
Plan of Operation                                11    600,000 Shares Maximum
Management                                       12         Common Stock
Compensation                                     12       $.001 Par Value
Certain Relationships and Related Transactions   13
Principal Stockholders                           13
Description of the Securities                    14
Shares Available for Future Sale                 14
Market for Common Stock                          15
Plan of Distribution                             15     --------------------
Legal Matters                                    16         PROSPECTUS
Experts                                          16     --------------------
Additional Information                           16
Index to Financial Statements                    18

No dealer, salesperson or other person has been
authorized to give any information or to make any
representations other than those contained in this
Prospectus and, if given or made, such information
or representations must not be relied upon as having
been authorized by the Company. This Prospectus
does not constitute an offer to sell or a solicitation
of an offer to buy any of the securities offered hereby
to whom it is unlawful to make such offer in any
jurisdiction. Neither the delivery of this Prospectus
nor any sale made hereunder shall, under any
circumstances, create any implication that
information contained herein is correct as of any
time subsequent to the date hereof or that there has
been no change in the affairs of the Company since        _______________ 2001
such date.
======================================================
                                                    ============================

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with DML. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


Securities and Exchange Commission Filing Fee        $           75.00
Printing Fees and Expenses                                      500.00
Legal Fees and Expenses                                      15,000.00
Accounting Fees and Expenses                                  3,000.00
Blue Sky Fees and Expenses                                      500.00
Trustee's and Registrar's Fees                                  500.00
Miscellaneous                                                   425.00
TOTAL                                                $       20,000.00

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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On December 20, 2000, we issued 2,500,000 shares to Michael Flores in exchange for $2,500, 10,000 shares to Deborah Flores in exchange for $10, and 10,000 shares to Lloyd J. Brewer in exchange for $10. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had pre-existing relationships with the Company and had access to all material information pertaining to the Company and its financial condition. No broker was involved and no commissions were paid in the transaction.

     On December 22, 2000, we issued 125,000 shares to Natalie Shahvaran in exchange for $125 and 125,000 shares to GM/CM Family Partners, Ltd., an entity controlled by Gary McAdam, in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. No broker was involved and no commissions were paid in the transaction.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.  Title of Document                      Location


3.1       Articles of Incorporation                  Attached
3.2       By-laws                                    Attached
5.1       Legal Opinion included in Exhibit 23.1     Attached
10.1      Material Contract - Pebble Beach  Company  Attached
10.2      Promissory Note                            Attached
23.1      Consent of Lehman Walstrand &Associates    Attached
23.2      Consent of Hawkins Accounting              Attached
99.1      Subscription Agreement                     Attached
99.2      Escrow Agreement                           Attached

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of DML in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:
  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                           SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, DML Services, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Monterey, State of California, on _February 26, 2001.

                                             DML Services, Inc.


Dated: _February 26 , 2001                   By:
                                             ----------------------
                                             /s/Michael Flores
                                             President

                        POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Michael Flores and Deborah Flores (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


Dated: _February 26  , 2001            __________________________
                                       /s/Michael Flores
                                       Director and President


Dated: _February 26  , 2001            __________________________
                                       /s/Deborah Flores
                                       Director, Secretary & Treasurer


Dated: _February 26  , 2001            __________________________
                                       /s/Lloyd J. Brewer
                                       Director and Vice President

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